Consent of Independent Registered Public Accounting Firm

The Board of Directors

Metalla Royalty & Streaming Ltd.

We consent to the use of our report dated March 24, 2022 on the consolidated financial statements of Metalla Royalty & Streaming Ltd. (the "Entity") which comprise the consolidated statements of financial position as at December 31, 2021, December 31, 2020 and May 31, 2020, the related consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the twelve months ended December 31, 2021, the seven months ended December 31, 2020 and the twelve months ended May 31, 2020, and the related notes (collectively the "consolidated financial statements"), which are incorporated by reference in this Registration Statement on Form F-10.

/s/ KPMG LLP

Chartered Professional Accountants
May 9, 2022
Vancouver, Canada